Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZOOMCAR HOLDINGS, INC.

Zoomcar Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The name of the Corporation is:

Zoomcar Holdings, Inc.

2.	The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the corporation on the 3rd day of March, 2026 and the stockholders of the corporation on the 11th day of August, 2026.

Resolved, that the first paragraph of Article Four of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety, as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000) shares, One Billion, Nine Hundred and Ninety Million (1,990,000,000) of which shall be common stock, par value $0.0001 per share (“Common Stock”) and Ten Million (10,000,000) of which shall be blank-check preferred stock, par value $0.0001 per share (“Preferred Stock”).”

3.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of August 11, 2026 at 4:30 p.m. Eastern Time.

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IN WITNESS WHEREOF, Zoomcar Holdings, Inc. has caused this Certificate to be executed by its duly authorized officer on this 13th day of August 2026.

ZOOMCAR HOLDINGS, INC.

By:	/s/ Deepankar Tiwari
Name:	Deepankar Tiwari
Title:	Chief Executive Officer